EXHIBIT 99.1

SPEEDCOM Exchanges All Outstanding Shares of its Series B Convertible Preferred Stock for Common Stock; Company Also Converts $1,720,000 of Liabilities Into Common Stock

    SARASOTA, Fla.--(BUSINESS WIRE)--Feb. 4, 2004--SPEEDCOM Wireless Corporation (OTCBB:SPWC) today announced that it recapitalized the company by exchanging all outstanding shares of SPEEDCOM's Series B Convertible Preferred Stock for shares of the company's common stock at $.12 per share, resulting in the issuance to its preferred holders of 76,868,961 shares. As of the date of this press release, SPEEDCOM had 114,628,821 common shares issued and outstanding.
    SPEEDCOM's Series B holders agreed to a termination and release pursuant to which all of the documents related to SPEEDCOM's August 2001, Series B Preferred financing, except for existing Series A warrants with an exercise price of $.12, were terminated and the company and the holders of the Series B Preferred mutually released each other from any related claims, including the Series B holders' liquidation preference.
    SPEEDCOM also announced that it successfully converted $1,720,000 of liabilities into common stock at $.12 per share effectively eliminating debt from its balance sheet. SPEEDCOM's only liability as of February 4, 2004 is a trade payable balance of $229,000. The company plans to file its audited 2003 year-end financial results in February.
    Commenting on the recapitalization and debt conversion, Mark Schaftlein, SPEEDCOM's CFO said, "The significant progress SPEECOM has made with its Series B Convertible Preferred investors and creditors has enabled the company to strengthen its balance sheet and improve its attractiveness as a public shell company. With a materially stronger balance sheet, SPEEDCOM is well positioned for a strategic transaction to enhance shareholder value."
    SPEEDCOM will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available on the SEC's website at www.sec.gov.

    About SPEEDCOM

    SPEEDCOM Wireless Corporation was a multinational, fixed broadband wireless solutions company. SPEEDCOM's Wave Wireless division was an innovator and manufacturer of a variety of broadband wireless products. On December 10, 2003, the company sold all of its operating assets and ceased its historical business operations. Since that time, the company has been seeking to maximize its shareholders' value through a merger, acquisition or similar business combination. More information is available at http://www.speedcomwireless.com.
    This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

    Note: SPEEDCOM is a registered trademark of SPEEDCOM Wireless
Corporation.

    CONTACT: SPEEDCOM Wireless Corporation, Sarasota
             Investor Contact:
             Gil Sharell, 941-907-2361
             gsharell@speedcomwireless.com